UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2006

SPRINT NEXTEL CORPORATION

(Exact name of registrant as specified in its charter)

Kansas	1-04721	48-0457967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Edmund Halley Drive, Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 433 - 4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

Integration Overachievement Plan Awards

On February 21, 2006, the Human Capital and Compensation Committee (the “Committee”) of the Board of Directors of Sprint Nextel Corporation (the “Company”) established performance measures and other terms of the Company’s 2006-2007 Integration Overachievement Plan for eligible participants. The two year program provides for an incentive payment to Company executives in specified target amounts if a 2007 adjusted OIBDA margin (as further defined in the plan, operating income plus depreciation, amortization and special items divided by service revenue) target is met. That target will be determined at the time that the Company’s Board of Directors approves the 2007 budget. The Committee has the discretion to adjust the targeted payout for all participants such that the actual payout can range from zero to 150% of the targeted payout based on its consideration of the following performance measures: (1) the Company’s actual performance compared to the 2007 adjusted OIBDA margin target, (2) the Company’s 2006-2007 free cash flow attributable to merger synergies, (3) integration costs incurred by the Company to achieve synergies, and (4) performance of the Company’s common stock relative to the Dow Jones U.S. Telecommunications Stock Index. The Committee may elect to make up to 50% of any payments under the plan in the form of restricted stock units that vest one year from the date of grant.

As disclosed in the Company’s Form 8-K dated August 18, 2005, the Company’s executive officers other than Timothy M. Donahue, Chairman, and Gary D. Forsee, President and Chief Executive Officer, have target incentive payment amounts under the plan that range from $300,000 to $1,500,000. On February 21, 2006, the Committee set target incentive payment amounts under the plan of $2.5 million for each of Messrs. Donahue and Forsee. As explained above, the actual incentive amounts paid under this program may be greater or less than the target amounts that have been established.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

The following exhibit is filed with this report:

Exhibit No.	Description
10.1	2006-2007 Integration Overachievement Plan

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SPRINT NEXTEL CORPORATION

By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President

Date: February 22, 2006

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Exhibit Index

Exhibit No.	Description
10.1	2006-2007 Integration Overachievement Plan

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